Exhibit 23.2

ENGINEER'S CONSENT

We consent to the incorporation by reference in the registration statements (File Nos. 333-68694, 333-47672, 333-44702, 333-104922, 333-104933, 333-103679, 333-127630, 333-159796, 333-179181, 333-182198, 333-204666, 333-218561 and 333-249859) on Form S-8 and the registration statement (File No. 333-236951) on Form S-3 of Devon Energy Corporation (the “Company”) of our report for the Company and the references to our firm and said report, in the context in which they appear, in this Annual Report on Form 10-K of the Company for the year ended December 31, 2020 (this “Form 10-K”), which report is included as an exhibit to this Form 10-K.

LaRoche Petroleum Consultants, Ltd. By: LPC, Inc., as General Partner

By:	/s/ William M. Kazmann
William M. Kazmann
President

February 17, 2021